Exhibit 8.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER’S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	1901 L STREET, NWWASHINGTON, D.C. 20036 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

August 27, 2026

EuroDry Ltd.

4 Messogiou & Evropis Street

151 24 Maroussi, Greece

Re:	EuroDry Ltd.

Ladies and Gentlemen:

We have acted as United States and Marshall Islands counsel to EuroDry Ltd. (the “Company”) in connection with the Company’s Registration Statement filed on Form F-3 (File No. 333- ) with the Securities and Exchange Commission on August 27, 2026, as thereafter amended or supplemented (the “Registration Statement”) relating to the registration for sale in one or more public offerings by the Company (the “Offerings”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of an aggregate of $200,000,000 of the Company’s securities.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the “Prospectus”) included in the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement, and, in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Registration Statement under the sections entitled “United States Federal Income Tax Considerations,” “Liberian Tax Considerations” and “Marshall Islands Tax Considerations,” under the section entitled “Tax Considerations” and in the risk factors set forth in the Annual Report entitled (i) “United States tax authorities could treat us as a ‘passive foreign investment company,’ which could have adverse United States federal income tax consequences to United States holders” and (ii) “We may have to pay tax on United States source income, which would reduce our earnings,” we hereby confirm that the opinions with respect to United States federal income tax matters, Liberian tax matters and Marshall Islands tax matters expressed therein accurately state our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, case law, and applicable provisions of Marshall Islands and Liberian law related to taxes, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement and the Annual Report.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP